EXHIBIT 99.2

On July 27, 2005, inTEST Corporation held a webcast conference call to review its second quarter 2005 results and discuss management's expectations for the third quarter of 2005 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Ladies and gentlemen thank you for standing by. Welcome to inTEST's second quarter 2005 results conference call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session. If you have a question you will need to press star, one, on your push button phone. As a reminder this conference is being recorded today. A replay will also be assessable at www.intest.com.

I would now like to turn the conference over to David Pasquale please go ahead sir.

David Pasquale:

Thank you operator. Good morning and welcome to today's second quarter results conference call. Joining us from inTEST is Robert Matthiessen, President and Chief Executive Officer and Hugh Regan Jr., Treasurer and Chief Financial Officer. Bob will briefly review highlights from the second quarter, he will then review inTEST's detailed financial results and guidance. We'll then have time for any questions. If you have not yet received a copy of Steve's results release please call Sharon Lou of the Ruth Group at 646-536-7026 or you can get a copy off of inTEST's website.

Before we begin the formal remarks the company's attorneys advised that this conference call contains statements about future events and expectations which are forward looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward looking statement. Actual results may differ materially depending on a number of risk factors including but not limited to the following: changes in business conditions in the economy generally changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time I would now like to turn the call over to Robert Matthiessen. Please go ahead sir.

Robert Matthiessen:

Thanks David and welcome everyone to today's call. Results for the second quarter were in line with our previous guidance. During the last six months we have significantly restructured our cost base, while prudently growing our business and we expect to begin to realize the benefits of these actions during the third quarter of 2005.

We believe inTEST is now positioned to deliver stronger results during the majority of our industry's business cycle and is better prepared for the down cycles. Our goal, of course, remains to be profitable during the majority of each cycle regardless of how short or long the respective cycle may be. We're generally optimistic about our results going forward and expect moderate growth over the next quarter. We are also pleased with the improving industry trends, we are starting to see and we believe the fourth quarter of last year represents the trough for our bookings.

Net revenues for the quarter ended June 30, 2005 were $12.2 million, that's an increase of 14% from $10.7 million reported for the first quarter of 2005. The net loss for the second quarter was $1.8 million or $(0.21) per diluted share, compared to a net loss of $2.4 million or $(0.28) per diluted share for the first quarter of 2005. Results for the second quarter of 2005 include restructuring costs of approximately $320,000 or $0.04 per diluted share related to our previously announced closure of the UK manufacturing operation.

Now let me give you an update on progress that we've made on our restructuring efforts. Our organizational changes have progressed as planned during the quarter and we successfully closed our UK facility. We have opened a branch office in the UK which will be staffed by three applications engineers in order to maintain ongoing customer relationships from the surrounding areas. We have also successfully lowered our operating costs in that region while providing better service to our existing customers. As we stated on our prior earnings call the impact of our overall restructuring efforts is expected to reduce our operating expense structure by approximately $5.5 to $6.0 million annually.

Now I'd like to give you some additional color on our segments before turning the call over to Hugh. In our docking and manipulator business we continue to develop new products both here in Cherry Hill and in our Rosenheim, Germany facility. This includes a mix of generic universal pneumatic manipulators and tester and customer specific manipulators. We are realizing our goal of having new product ready for the upturn. We're also involved in developing semi custom docking products for some equipment specific applications.

Our tester interface division in San Jose, California has been very heavily involved in new product development for the past year. These products include ultra high performance modules for our Centaur Interface products that have been utilized in an SOC interface for a major customer, as well as a completely new high density, low force tester-to-probe card interconnect system for another important customer. Both of these developments should see significant orders in 2006 and beyond.

Our Temptronic division in Sharon, Massachusetts continues to develop their products in terms of both performance and improved manufacturing costs. They've also made significant strides in enhancing the durability and reliability of their Thermo Wafer Chucks. This has been very favorably received by the wafer prober manufacturers. They have, by the way, remained profitable through these challenging times. Part of their success has been the growth of the outside of the industry business for the Thermostream line of equipment.

Our industry now seems to be trending toward an up cycle and we are encouraged by customer forecasts for the year. Our bookings have been growing steadily over the last 3 quarters increasing to $12.2 million in the second quarter of 2005, that's up from 7% from $11.4 million in the first quarter of 2005. This increase has included both end users and OEMs. We remain confident that our extensive portfolio proprietary technologies as well as our increasingly streamlined organization will allow us to meet and exceed our customers' expectations.

In closing, we continue to progress with our financial results and our corporate restructuring. The majority of the actions associated with our recent structuring are now successfully behind us and we are looking forward to focusing all of our energy on customers and running our business.

Let me turn the call over to Hugh now.

Hugh Regan, Jr.:

Thanks Bob. First I will review the income statement. For the second quarter of 2005 end user net revenue was $9.4 million or 77% of net revenues compared with $8.3 million or 88% of net revenues in the first quarter of 2005. OEM net revenue was $2.8 million or 23% of net revenues in the second quarter compared to $2.4 million or 22% of net revenues in the first quarter.

On a product segment basis net revenues for the manipulator and docking hardware segment were $5.0 million or 41% of net revenues in the second quarter compared with $5.1 million or 48% of net revenues in the first quarter. Our temperature management segment had net revenues of $5.0 million or 41% of net revenues in the second quarter compared with $4.5 million or 42% of net revenues in the first quarter.

Finally our tester interface segment reported net revenues of $2.2 million or 18% of net revenues in the first quarter compared with $1.1 million or 10% of net revenues in the first quarter.

The company's overall gross margin for the quarter ended June 30, 2005 increased to $4.2 million or 34.7% of net revenues compared with $3.1 million or 29.4% of net revenues for the first quarter. The increase in gross margin was primarily the result of higher revenues and the better absorption of fixed manufacturing costs as well as the slight reduction in material costs as a percentage of net revenue. Material cost was 37.8% of net revenues in the second quarter compared to 38% in the first quarter.

I'll now discuss the breakdown of operating expenses for the quarter. Selling expense was $2.4 million or 20% of net revenues for the second quarter compared to $2.1 million or 19% of net revenues in the first quarter, an increase of $333,000 or 16%. The increase was primarily the result of increases in sales commission expense due to our higher sales levels and increased salary and benefit expense due to new sales and marketing staff recently hired. There was also increased spending on travel and freight during the quarter.

Engineering and product development expense was $1.5 million or 13% of net revenues in the second quarter compared to $1.4 million or 13% of net revenues in the first quarter, an increase of a $128,000 or 9%. The increase was primarily the result of the $217,000 increase in spending on temporary third party product development consultants during the third, during the second quarter. This increase is partially offset by $165,000 reduction in salary and benefit expense associated with our recent restructuring efforts.

General and administrative expense was $2.0 million or 16% of net revenues in the second quarter compared to $2.0 million or 19% of net revenues in the first quarter, basically no change. Salary and benefit expense decreased by $167,000 during the quarter as a result of our recent restructuring efforts and this decrease was offset by $180,000 increase in legal and accounting fees during the quarter. The increase in professional fees was due to several factors including increased IP related expenses related to new patent filings and costs associated with compliance with Sarbanes-Oxley.

Restructuring and other charges related to the closure of our UK operations were $320,000 or $0.04 per diluted share in the second quarter compared to $100,000 or $0.01 per share in the first quarter of 2005. Additional costs associated with this closure reflected in our other operating expense line items totaled $49,000 in the second quarter and $163,000 in the first quarter for a total of $632,000 in restructuring and other charges related to the UK closure in the first six months of 2005. At this time we do not foresee any additional significant charges in connection with the closure of our UK operations.

Other income was $101,000 for the second quarter compared to $48,000 in the first quarter of 2005. The figure for the second quarter of 2005 included $79,000 in interest income related to a $953,000 refund received from the IRS during the second quarter of 2005.

Our pre-tax loss was $1.9 million or $(0.22) per diluted share for the second quarter compared to a pre-tax loss of $2.4 million or $(0.28) per diluted share in the first quarter. As previously noted, results for the second quarter of 2005 include restructuring costs of $320,000 or $0.04 per diluted share related to inTEST's previously announced closure of its UK manufacturing operations.

During the second quarter we recorded an income tax benefit of $119,000 compared to income tax expense of only $6,000 in the first quarter. Our effective tax rates for both periods were not meaningful.

During the second quarter we recorded $191,000 of additional tax benefits related to the previously mentioned IRS refund during the quarter which was offset by $72,000 in income tax expense accrued on the income of certain of our foreign operations.

Our net loss for the quarter was $1.8 million or $(0.21) per diluted share, compared to a net loss of $2.4 million or $(0.28) per diluted in the first quarter. Diluted average shares outstanding were$8.7 million for both periods.

I'll now review the balance sheet: cash and cash equivalents at the end of June were $5.4 million down from $6.3 million at the end of March. The reduction of cash was the result of our operating loss for the quarter offset by the IRS refund received. We currently anticipate that we will further reduce cash by approximately $1.0 to $1.5 million during the third quarter during 2005 depending on our operating results for the third quarter as well as working capital requirements.

We are in the process of arranging for our working capital line of credit to fund any working capital deficits encountered later in the year; however, our current forecasts due not anticipate any need during 2005.

Accounts receivable was $8.0 million at the end of June up from $6.9 million at the end of March due to increased sales levels. Inventories were $8.7 million at June 30th basically no change from the $8.8 million at the end of March. Refundable domestic income taxes were $29,000 at June 30th down from $728,000 at the end of March due to the aforementioned IRS refund. Total current assets stood at $22.5 million at June 30th compared to $23.5 million at the end of March and capital expenditures during the second quarter were $152,000 compared to $212,000 during the first quarter.

Net property and equipment stood at $4.6 million at the end of the quarter down from $5.1 million at the end of March. The decline was primarily the results of asset disposals related to the closure of our UK operations. Good will and intangible assets were $2.5 million at June 30th compared to $2.6 million at the end of March. Total assets were $30.0 million at June 30th compared with $31.7 million at the end of March and accounts payable were $3.1 million at June 30th down - excuse me, up from $2.7 million at the end of March. Accrued expenses were $4.1 million at the end of the second quarter up from $4.0 million at the end of March and foreign income taxes payable were $266,000 at the end of June compared to $395,000 at the end of March.

This resulted in current liabilities totaling $7.7 million at June 30th compared to $7.3 at the end of March, and finally stockholders equity stood at $21.6 million at the end of the second quarter compared with $23.6 million at the end of the first quarter. As previously noted by Bob, bookings for the second quarter were $12.2 million compared to the $11.4 million for the first quarter, an increase of 7%. Our backlog at the end of the second quarter was $6.6 million, basically no change from the $6.5 million at the end of the first quarter.

Finally let me comment on our guidance for the third quarter of 2005. Based on current customer forecasts we expect net revenues will be in the range of $13.5 to $15.0 million for the quarter ended June 30th, excuse me September 30th 2005, with financial results ranging from our pre-tax loss of $(0.05) to pre-tax earnings of $0.05 per diluted share. Please note that this guidance is before any additional costs associated with our continued restructuring efforts. I will emphasize again that this guidance is before recording any income tax expense as a result of recording the valuation allowance against all net deferred tax assets as required under FAS 109 we have not been recording full income tax expense or benefits on our results for several quarters. We expect to continue in this mode until we have sufficient earnings to fully utilize our current tax loss carried forward.

That's it for my financial review. At this time we will now open up for Q&A.

Operator:

Thank you ladies and gentlemen at this time we will be conducting a question and answer session. If you'd like to ask a question please press star, one, on your touchtone telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press star, two, if you'd like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys. One moment please, while we poll for questions.

Our first question is coming from Theodore O'Neill of Wells Fargo Securities. Please state your question.

Theodore O'Neill:

Thank you very much. Hugh the environment for the test and assembly business is improving, while the environment for the front end equipment is deteriorating and the question is it doesn't usually happen like this. You know what's next? So if you could talk to us a little bit about the strength that you're seeing out there, is it based on factory utilization rates with your customers at very high levels and that's resulting in some capacity buys here or do you think they're just replenishing the pipeline. Can you give us some sense of what your thoughts are on those, along those lines?

Robert Matthiessen:

Yes, this is Bob. I think it's a combination of the two, if you look at our customers, the semiconductor manufacturers they've been doing very well during this past year. This is sort of an unheard of situation where they're turning up parts like never before but they've stopped buying capital equipment or haven't restarted buying capital equipment. I think that they were being very hesitant because of what happened last time around.

The purchases we're seeing now are purchases that have been pushed off almost too long if you will, equipment these companies have needed for quite a while and they're finally popping for them. So I would have to say that in a sense it's a capacity related thing that we're seeing. I don't know how that relates to front end. I mean we never seem to jive with them anyway but there's certainly pent up demand for test and packaging equipment at this point.

Theodore O'Neill:

Great thank you.

Robert Matthiessen:

You're welcome.

Operator:

Our next question is coming from Dennis Wassung of Adams, Harkness & Hill. Please state your question.

Dennis Wassung:

Great, thank you - a few questions. Bob you talked about a couple new products on, one on the tester interface side with a couple of new opportunities with major customers. Can you talk a little bit more maybe about what the key, I guess the driver is for you guys winning that business. Is it sort of the new high end capabilities there and also is there like an ASP, kind of the opportunity, is the ASP for the new products and what the opportunity you see as next year?

Robert Matthiessen:

As much as I can tell you Dennis, because we're under NDA's on this, but specifically we have an SOC interface product that's based on our Centaur product line and that product line is a modular interface where you have modules of spring pins that are placed into a frame that you can put in any arrangement that you want. And in this case the SOC test that we're talking about is a fairly large affair and so there's an array of these modules and these are the highest technology of interfaces that you could probably buy on the market today. We've utilized, we've invented some things here, we're utilizing that IP which we haven't announced to the world yet. But in fact the customers or this customer in particular didn't think we could do what we said we could do. We sent the first piece to them and they're thrilled so we see a large future in that. ASP's on that product really vary by the specific interface because it's the number of modules you get within the product that determines the price, but typically you're in the 25, 30, to 40 maybe $50,000 range for something like that.

The other significant product is an interconnect or an interface that does not use spring pins, uses a different technique that results in virtually zero force on the probe card and this is very important for large arrays such as the types of probe card's that Form Factor would make for a complete wafer touchdown in one pass where you have maybe 5 or 6 or up to 10,000 interconnects. Typical spring pin interface would distort the probe card so much you wouldn't be able to do much with it.

Again we've developed, in general we have been developing that technique without a customer. One of the largest IDM's in the United States came to us, saw what we were doing and said that that might be the answer to what they need to do and so we joined into a project with them, because there's other things that go with that interface that's actually being developed by the customer. In the end we have quite a complex interface that includes a new, a new top on the test head if you will that includes multiplexers to increase the capability of the tester.

This product has undergone it's Beta testing now, we've shipped the first product to the customer, it's working and all along we knew that this product would not be a big seller this year. We'll probably ship 2 of them to the customer this year. Next year is when the official roll out at the customer's location begins, so again 2006 should be a very good year and 2007 should be a good year for that product.

ASP, on that product I'm not free to discuss at the moment but as soon as I am I'll let you know. It's fairly high. It's higher than the other product.

Dennis Wassung:

OK that's great. So when you look at the volume opportunities for these, I mean is this sort of a game changer for, for inTEST as a whole if you look into '06 and '07, and is this something that really expands the market opportunity for you guys?

Robert Matthiessen:

I think it does because in the interface business you, you know you can choose to participate wherever you want, high end or low end. The low end of course as in any business is very price competitive and doesn't have much in terms of barrier to entry. There's not a lot of IP at the low end. The real cost factors are how much can you buy spring pins for. If you happen to be a spring pin company so you already have a, an advantage since - and Synergetics is an example of that, and we've been participating in that area only because, you know, we have legacy business there but our high end products which we've been developing over the years, we feel we've never given, we've never gotten proper exposure for them and we've put a large effort into that recently and that effort will be increasing as we go through the end of the year here to make the world aware of the technological level we have reached with our product. Many people in that industry aren't really aware of it or aren't sure they believe it, so we'll be traipsing through the industry, you could call it, for the next several months with wave forms and whatever it takes to show these people what we can do. We expect not only to get some new projects like the ones we've been working on but we'll be concentrating on existing installations that have interfaces that could be improved to increase the yield on given testers, which should be a very tempting thing for any test work.

Dennis Wassung:

Sure so when you look at the interface revenue you guys put up, you went from $1.1 last quarter to $2.2 this quarter. Is that just pretty much your traditional interface business, it's nothing to do with the new products at this point.

Robert Matthiessen:

That's traditional and it's fairly low. The business has not been doing particularly well over the past couple of months. Nobody's buying interfaces but, no, that is not included in our new stuff.

Dennis Wassung:

OK, last question on this side of it. Just so I'm I guess understanding this properly. The first product talked about, the Centaur based product, is more for high performance, low noise applications, whereas the second one is more of high parallelism application.

Hugh Regan, Jr.:

That's right.

Robert Matthiessen:

That's exactly right. In terms of the high performance on the Centaur product that's not only high frequency, that's also power pins we're talking about, the ability to transfer a lot of power at very low inductive and capacitive loads you know, that's a couple of nanohenries, that sort of thing. So it's high performance in both areas, both speed and power.

Dennis Wassung:

OK great and last question for you, I guess for Hugh can you give us the split on orders between the different groups.

Hugh Regan Jr.:

Sure, one second while I grab that piece of paper. The breakdown of orders for the quarter Dennis; manipulators and document hardware were $5.9 million up from $5.1 in Q1. The temperature management group was $4.4 million, slightly down from $4.6 million in Q1 and the tester interface group was $1.9 million, up from $1.7 million at the end of the first quarter.

Dennis Wassung:

Alright and I guess last quick question for you guys in general, when you look at the business you know, it's kind of following on Theodore's question, is, have you seen a real acceleration? Obviously you're, your guidance points to, you know, increasing numbers here above where your bookings were in Q2. Does, basically was July an accelerating sort of momentum on the business in general and I guess how would you characterize just the trajectory here that you're seeing.

Robert Matthiessen:

The momentum has maintained if you will and I, the greatest characterization I can give right now, and I think an indication of the fact that they've been pushing off too long is that we're getting request for turn around in equipment in 3 to 4 weeks, which is pretty tough to do if you haven't bought ahead of time. Typically the manipulator products would have a lead time of, oh, maybe 6 to 8 weeks or something like that and people would factor that into their plans but right now they need stuff instantly, so I would say that indicates that there's pent up demand.

Dennis Wassung:

Very good thanks guys.

Hugh Regan, Jr.:

Thank you Dennis.

Robert Matthiessen:

Thanks Dennis.

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[Non-material closing remarks omitted]